EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this amendment number 1 of registration statement on Form S-1/A of our report dated September 25, 2020, relating to the consolidated financial statements of Applife Digital Solutions, Inc., (collectively, the “Company”) appearing in the prospectus, which is part of this registration statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ RBSM LLP

New York, NY

June 10, 2021